Exhibit (i)

SEWARD & KISSEL LLP

One Battery Park Plaza

New York, New York 10004

Telephone: (212) 574-1200

Facsimile: (212) 480-8421

www.sewkis.com

January 28, 2020

Centre Funds

48 Wall Street

Suite 1100

New York, New York 10005

Ladies and Gentlemen:

We have acted as counsel for Centre Funds, a Delaware statutory trust (the “Trust”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of Investor Class shares and Institutional Class shares of beneficial interest (“Shares”) of Centre Active U.S. Treasury Fund, Centre American Select Equity Fund and Centre Global Infrastructure Fund, each of which is a series of the Trust (each, a “Fund”). The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion relates to the Shares of each class of a Fund being registered pursuant to the Post-Effective Amendment to the Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on January 28, 2020, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as an exhibit.

As counsel for the Trust, we have participated in the preparation of the Registration Statement. We have examined the Declaration of Trust and By-laws of the Trust and applicable amendments and supplements thereto and have relied upon such corporate records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares of each Fund to be offered for sale pursuant to the Registration Statement are duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable Shares of the Fund under the laws of the State of Delaware.

Centre Funds

January 28, 2020

We do not express an opinion with respect to any laws other than the laws of Delaware applicable to the issuance of shares of beneficial interest in a statutory business trust. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Delaware or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

Exhibit (i)

SEWARD & KISSEL LLP

One Battery Park Plaza

New York, New York 10004

Telephone: (212) 574-1200

Facsimile: (212) 480-8421

www.sewkis.com

January 28, 2020

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, DC 20549

Re:	Centre Funds (the “Trust”)

File Nos.: 333-173306 and 811-22545

Dear Sir or Madam:

We have acted as counsel to the Trust in connection with the preparation of Post-Effective Amendment No. 27 to the Trust’s Registration Statement on Form N-1A. In our view, the above-described Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

Sincerely,

/s/ Christopher Riccardi